For Immediate Release	Inquiries: Felise Glantz Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com
Aramark Reports First Quarter Earnings
YEAR-OVER-YEAR SUMMARY
•Revenue +17%; Organic Revenue +18%
◦Performance driven by net new business, pricing, and base business growth
◦Growth contribution from every reportable segment
•Operating Income +42%; Adjusted Operating Income (AOI) +47%1
◦Operating Income Margin +79 bps; AOI Margin +104 bps1
◦Increased profitability from leveraging higher revenue levels, pricing, and operational cost management
•EPS +65% to $0.28; Adjusted EPS +91%1 to $0.441
◦Effect of currency translation impacted EPS by $0.02 and Adjusted EPS by $0.03
•Announced sale of non-controlling interest in AIM Services for $535 million subsequent to quarter-end
◦Proceeds intended for accelerated debt repayment
◦Transaction expected to enhance operating focus, strengthen balance sheet, and be accretive to EPS
Philadelphia, PA, February 7, 2023 - Aramark (NYSE: ARMK) today reported first quarter fiscal 2023 results.
"We began the year as we ended the last one, focused on our principal strategic objective: to drive profitable growth," said John Zillmer, Aramark's Chief Executive Officer. "Our performance in the quarter reflected continued financial and operational momentum in the business despite a challenging macro-environment, which is a testament to the commitment of our talent across the globe to provide exceptional service to clients. I couldn't be more proud of our team members, who go out every day and show what makes Aramark so remarkable."

Notes:
–Supplemental business review slides available on Aramark's Investor Relations website
–1On a constant-currency basis

FIRST QUARTER RESULTS
Consolidated revenue was $4.6 billion in the first quarter, an increase of 17% year-over-year, driven by net new business, pricing, and base business growth. A stronger dollar in the period impacted revenue results by $129 million, partially offset by the $72 million contribution of Union Supply Group, which was acquired in June 2022.
Organic revenue, which adjusts for the effect of currency translation and certain acquisitions, grew 18% year-over-year compared to the prior year period.

	Revenue
	Q1 '23	Q1 '22	Change (%)	Organic Revenue Change (%)
FSS United States	$2,921M	$2,425M	20%	18%
FSS International	993	873	14%	28%
Uniform & Career Apparel	687	650	6%	7%
Total Company	$4,601M	$3,948M	17%	18%
Difference between Change (%) and Organic Revenue Change (%) reflects the effect of certain acquisitions and the elimination of currency translation.
May not total due to rounding.

•FSS United States revenue growth was driven by all sectors, primarily due to:

Sector	Q1 Revenue Activity
Education	Increased student enrollments, and improved presence of staff and more events on campuses in Higher Education, partially offset by the end of universal government-sponsored programs in K-12.
Sports, Leisure & Corrections	Increased event pricing and per capita spending, as well as a robust event calendar in Sports & Leisure. Corrections benefited from a significant level of new business growth.
Business & Industry	Substantial year-over-year growth driven by client pricing, higher meal participation rates, and in-person activities, as well as solid new business openings.
Healthcare	Ongoing base business growth from vertical sales and greater visitor presence combined with the contribution from new business start-ups.
Facilities & Other	Increase in base business driven by expanded services and frequency, particularly from large client accounts, along with a strong level of new business start-ups.
•FSS International grew revenue primarily from consistent net new business performance, pricing, and ongoing base business volume recovery, particularly within the business & industry portfolio.
•Uniform & Career Apparel revenue increased due to client pricing and solid net new account performance in both the U.S. and Canada, driven by recurring rentals and adjacency services.

Operating Income grew 42% year-over-year to $200 million and AOI improved 47%1 to $242 million, representing an operating income margin increase of 79 basis points and an AOI margin increase of 104 basis points1. Improvement was from leveraging higher revenue levels, pricing, and effective cost management that more than offset the impact of inflation and start-up costs from significantly higher levels of new business. The effect of currency translation impacted results by $6.2 million.

	Operating Income			Adjusted Operating Income
	Q1 '23	Q1 '22	Change (%)	Q1 '23	Q1 '22	Change (%)[1]
FSS United States	$163M	$99M	65%	$172M	$119M	45%
FSS International	27	23	18%	39	25	73%
Uniform & Career Apparel	47	59	(21)%	64	62	4%
Corporate	(37)	(40)	9%	(33)	(37)	11%
Total Company	$200M	$140M	42%	$242M	$169M	47%
May not total due to rounding.

Year-over-year improvement in profitability was a result of the following segment performance:
•FSS United States increased due to base business volume recovery, primarily within the Business & Industry sector and Sports & Entertainment business, pricing, as well as leverage from operational and administrative cost management across wide-ranging revenue growth that more than offset higher food and labor costs associated with inflation and start-up costs from new client account openings.
•FSS International also improved primarily from base business volume recovery within business & industry, pricing, and leverage from administrative cost management across strong revenue growth, in addition to operating efficiency initiatives, particularly within Continental Europe.
•Uniform & Career Apparel performance was driven by improved operating efficiencies with increased revenue levels and pricing, partially offset by higher merchandise amortization expense. Operating income included non-cash charges for the impairment of operating lease right-of-use assets and other costs related to certain real estate properties, as well as personnel and other expenses associated with the Uniform Services spin-off.
•Corporate expenses improved as overhead costs were tightly managed even as revenue increased.
CASH FLOW AND CAPITAL STRUCTURE
As expected, the first quarter experienced a cash outflow associated with Aramark's normal seasonal business cadence, specifically in Higher Education, and higher working capital due to strong revenue growth. In December, the Company made a scheduled deferred FICA payment of $64.2 million as previously disclosed. In the quarter, Net cash used in operating activities was $607 million and Free Cash Flow was a use of $706 million.
At quarter-end, Aramark had approximately $1.1 billion in cash availability.
DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The dividend will be payable on March 8, 2023, to stockholders of record at the close of business on February 22, 2023.
BUSINESS UPDATE
Aramark began fiscal 2023 with an ongoing commitment to provide exceptional service to clients, which led to strong business performance on both the top- and bottom-line. The Company remained resolute in its focus to drive profitable growth that is expected to drive significant value creation.
As announced on February 2, 2023, Aramark reached an agreement to sell its 50% equity stake in AIM Services to Mitsui & Co., Ltd. for $535 million with the proceeds intended to be used for accelerated debt repayment. AIM Services was established as a joint venture between Aramark and Mitsui Group companies in 1976 to provide food services to clients across a variety of business sectors in Japan.
As a non-controlling interest, AIM Services was not historically included in Aramark's consolidated revenue results. Aramark's 50% ownership stake contributed approximately $30 million to pre-COVID Operating Income and AOI in fiscal 2019, weighted toward the back half of the year.
The monetization of this non-controlling interest is expected to enhance operating focus, strengthen the balance sheet, and be accretive to EPS. The transaction is anticipated to close at the beginning of Aramark's fiscal third quarter, subject to customary closing conditions and approvals.

UNIFORM SERVICES SPIN-OFF
Since its announcement in May, Aramark has made continued progress in anticipation of the separation of the Uniform Services business, including hiring key executives to complement the existing Uniform leadership team. The Company has identified the individuals who are expected to serve as the Board of Directors for the Uniform Services business after the spin is complete and will be available to act in an advisory capacity throughout the separation process. The transaction, which is intended to be tax-free to Aramark and its stockholders, remains on track to occur in the second half of fiscal 2023.
OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income, and Free Cash Flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements and other charges and the effect of currency translation. The fiscal 2023 outlook reflects management's current assumptions regarding numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the United States Securities and Exchange Commission.
Aramark currently expects the following full-year total Company performance for fiscal 2023:

Maintained
•Organic revenue growth between +11% and +13%
•Free Cash Flow in a range of $475 million to $525 million, before the payment of deferred payroll taxes associated with the CARES Act as well as spin-off and restructuring related costs
◦After these items, Free Cash Flow in a range of $300 million to $350 million

Updated to reflect AIM Services Transaction
•Adjusted Operating Income (AOI) growth of +32% to +37%; previously +34% to 39%
◦Transaction expected to be accretive to EPS
•Leverage ratio at approximately 4.0x by the end of fiscal 2023; previously 4.0x to 4.5x
Note: Leverage ratio is defined as Net Debt to Covenant Adjusted EBITDA

"Looking ahead, we have a strong pipeline of attractive new business opportunities, a highly motivated team, and an organic growth engine that is continuing to strengthen," Zillmer added. "We remain focused on managing our cost structure, maximizing unit efficiencies coupled with client pricing to counter persistent inflation, and taking actions to further strengthen our balance sheet. We believe these combined efforts will drive significant shareholder return."
CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com, on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions and numerous municipalities in 19 countries around the world with food, facilities, and uniform services. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and our planet. Aramark has been recognized on FORTUNE's list of "World’s Most Admired Companies," DiversityInc’s “Top 50 Companies for Diversity” and "Top Companies for Employee Resource Groups," Newsweek's list of "America's Most Responsible Companies 2023," the HRC's "Best Places to Work for LGBTQ Equality," and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on Facebook, Twitter and LinkedIn.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effect of certain material acquisitions and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; the effect of certain material acquisitions; spin-off related charges and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; the effect of certain material acquisitions; spin-off related charges; loss on defined benefit pension plan termination; and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our United States earnings is calculated using a blended United States federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the United States is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. We also use Net Debt for our ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents and short-term marketable securities.

Free Cash Flow
Free Cash Flow represents net cash used in operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

Net New Business
Net New Business is an internal statistical metric used to evaluate our new sales and retention performance. The calculation is defined as the annualized value of gross new business less the annualized value of lost business.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, earnings per share or net cash used in operating activities, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.

Effect of Certain Acquisitions - adjustments to eliminate the operating results of certain material acquisitions that are not comparable to the prior year periods.

Spin-off Related Charges - adjustments to eliminate charges related to the Company's intention to spin-off the Uniform segment, including salaries and benefits, recruiting and relocation costs, accounting and legal related expenses, branding and other costs.

Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for the reversal of a contingent consideration liability related to an acquisition earn out ($29.9 million for the first quarter of 2023), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($23.4 million for the first quarter of 2023), non-cash charges for the impairment of certain assets related to a business held-for-sale ($5.2 million for the first quarter of 2023), compensation expense related to an acquisition earn out contingent on employees staying until the earn out period ends ($4.2 million for the first quarter of 2023), legal settlement charges ($2.7 million for the first quarter of 2023), charges related to the retirement of the Company's former Executive Vice President of Human Resources ($2.6 million or the first quarter of 2023), cash termination fees and moving costs related to exiting a real estate property ($1.3 million for the first quarter of 2023), charges related to hyperinflation in Argentina ($1.1 million for the first quarter of 2023), the impact of the change in fair value related to certain gasoline and diesel agreements ($0.4 million gain for the first quarter of 2023 and $3.2 million loss for the first quarter of 2022), the gain from insurance proceeds received related to property damage from a tornado in Nashville ($3.1 million for the first quarter of 2022) and other miscellaneous charges.

Loss on Defined Benefit Pension Plan Termination - adjustment to eliminate the impact of a non-cash loss in the prior year from the termination of certain single-employer defined benefit pension plans.

Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended United States federal and state tax rate for United States adjustments and the local country tax rate for adjustments in jurisdictions outside the United States. Adjustment also reverses a valuation allowance recorded against deferred tax assets in a foreign subsidiary that were previously deemed to be not realizable (approximately $8.5 million for the first quarter of 2022).

Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "Outlook" and those related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: unfavorable economic conditions; natural disasters, global calamities, climate change, pandemics, including the ongoing COVID-19 pandemic, energy shortages, sports strikes and other adverse incidents; geopolitical events including, but not limited to, the ongoing conflict between Russia and Ukraine and its effects on global supply chains, inflation, volatility and disruption of global financial markets; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; increases or changes in income tax rates or tax-related laws; environmental regulations; potential liabilities, increased costs, reputational harm, and other adverse effects based on our commitments and stakeholder expectations relating to environmental, social and governance considerations; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; variable rate indebtedness that subjects us to interest rate risk; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; risks associated with the impact, timing or terms of the proposed spin-off of Aramark Uniform Services (our Uniform segment) as an independent publicly traded company to our stockholders (the "proposed spin-off'"); risks associated with the expected benefits and costs of the proposed spin-off, including the risk that the expected benefits of the proposed spin-off will not be realized within the expected time frame, in full or at all, and the risk that conditions to the proposed spin-off will not be satisfied and/or that the proposed spin-off will not be completed within the expected time frame, on the expected terms or at all; the expected qualification of the proposed spin-off as a tax-free transaction for United States federal income tax purposes, including whether or not an Internal Revenue Service ruling will be sought or obtained; the risk that any consents or approvals required in connection with the proposed spin-off will not be received or obtained within the expected time frame, on the expected terms or at all; risks associated with expected financing transactions undertaken in connection with the proposed spin-off and risks associated with indebtedness incurred in connection with the proposed spin-off; the risk of increased costs from lost synergies, costs of restructuring transactions and other costs incurred in connection with the proposed spin-off; retention of existing management team members as a result of the proposed spin-off; reaction of customers, our employees and other parties to the proposed spin-off; and the impact of the proposed spin-off on our business and the risk that the proposed spin-off may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties; and other factors set forth under the headings "Part I, Item 1A Risk Factors," "Part I, Item 3 Legal Proceedings" and "Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on November 22, 2022 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	December 30, 2022	December 31, 2021
Revenue	$4,600,998	$3,948,260
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	4,162,084	3,571,045
Depreciation and amortization	136,484	135,518
Selling and general corporate expenses	102,784	101,450
	4,401,352	3,808,013
Operating income	199,646	140,247
Interest and Other Financing Costs, net	101,345	93,017
Income Before Income Taxes	98,301	47,230
Provision for Income Taxes	24,650	4,523
Net income	73,651	42,707
Less: Net (loss) income attributable to noncontrolling interests	(500)	96
Net income attributable to Aramark stockholders	$74,151	$42,611

Earnings per share attributable to Aramark stockholders:
Basic	$0.29	$0.17
Diluted	$0.28	$0.17
Weighted Average Shares Outstanding:
Basic	259,454	256,470
Diluted	261,414	258,045

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	December 30, 2022	September 30, 2022
Assets

Current Assets:
Cash and cash equivalents	$305,050	$329,452
Receivables	2,299,810	2,147,957
Inventories	569,815	552,386
Prepayments and other current assets	260,467	262,195
Total current assets	3,435,142	3,291,990
Property and Equipment, net	2,032,035	2,032,045
Goodwill	5,554,019	5,515,124
Other Intangible Assets	2,090,250	2,113,726
Operating Lease Right-of-use Assets	612,897	592,145
Other Assets	1,566,199	1,537,406
	$15,290,542	$15,082,436

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$102,712	$65,047
Current operating lease liabilities	68,550	68,858
Accounts payable	1,092,642	1,322,936
Accrued expenses and other current liabilities	1,420,314	1,829,045
Total current liabilities	2,684,218	3,285,886
Long-Term Borrowings	8,056,256	7,345,860
Noncurrent Operating Lease Liabilities	301,961	305,623
Deferred Income Taxes and Other Noncurrent Liabilities	1,096,563	1,106,587
Commitments and Contingencies
Redeemable Noncontrolling Interests	8,281	8,840
Total Stockholders' Equity	3,143,263	3,029,640
	$15,290,542	$15,082,436

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended
	December 30, 2022	December 31, 2021
Cash flows from operating activities:
Net income	$73,651	$42,707
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	136,484	135,518
Asset write-downs	23,436	—
Reduction of contingent consideration liability	(29,941)	—
Deferred income taxes	13,532	(73)
Share-based compensation expense	24,043	24,651
Changes in operating assets and liabilities	(819,103)	(698,480)
Payments made to clients on contracts	(33,868)	(8,353)
Other operating activities	4,561	643
Net cash used in operating activities	(607,205)	(503,387)

Cash flows from investing activities:
Net purchases of property and equipment and other	(98,493)	(65,643)
Acquisitions, divestitures and other investing activities	14,369	(112,008)
Net cash used in investing activities	(84,124)	(177,651)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	275,486	88,449
Net change in funding under the Receivables Facility	395,065	500,000
Payments of dividends	(28,566)	(28,209)
Proceeds from issuance of common stock	29,611	11,710
Other financing activities	(16,330)	(6,993)
Net cash provided by financing activities	655,266	564,957
Effect of foreign exchange rates on cash and cash equivalents	11,661	(1,043)
Decrease in cash and cash equivalents	(24,402)	(117,124)
Cash and cash equivalents, beginning of period	329,452	532,591
Cash and cash equivalents, end of period	$305,050	$415,467

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	December 30, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,921,037	$992,683	$687,278		$4,600,998
Operating Income (as reported)	$163,239	$26,759	$46,540	$(36,892)	$199,646
Operating Income Margin (as reported)	5.59%	2.70%	6.77%		4.34%

Revenue (as reported)	$2,921,037	$992,683	$687,278		$4,600,998
Effect of Certain Acquisitions	(72,283)	—	—		(72,283)
Effect of Currency Translation	2,870	121,165	4,953		128,988
Adjusted Revenue (Organic)	$2,851,624	$1,113,848	$692,231		$4,657,703
Revenue Growth (as reported)	20.44%	13.69%	5.78%		16.53%
Adjusted Revenue Growth (Organic)	17.57%	27.56%	6.55%		17.97%

Operating Income (as reported)	$163,239	$26,759	$46,540	$(36,892)	$199,646
Amortization of Acquisition-Related Intangible Assets	19,121	2,562	6,501	—	28,184
Effect of Certain Acquisitions	(2,615)	—	—	—	(2,615)
Spin-off Related Charges	—	—	3,516	1,490	5,006
Gains, Losses and Settlements impacting comparability	(7,397)	9,299	7,802	2,216	11,920
Adjusted Operating Income	$172,348	$38,620	$64,359	$(33,186)	$242,141
Effect of Currency Translation	671	5,215	299	—	6,185
Adjusted Operating Income (Constant Currency)	$173,019	$43,835	$64,658	$(33,186)	$248,326

Operating Income Growth (as reported)	64.79%	17.84%	(20.99)%	8.73%	42.35%
Adjusted Operating Income Growth	44.77%	52.61%	3.57%	10.78%	43.02%
Adjusted Operating Income Growth (Constant Currency)	45.33%	73.22%	4.05%	10.78%	46.68%
Adjusted Operating Income Margin (Constant Currency)	6.07%	3.94%	9.34%		5.33%

	Three Months Ended
	December 31, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,425,379	$873,184	$649,697		$3,948,260

Operating Income (as reported)	$99,057	$22,707	$58,905	$(40,422)	$140,247
Amortization of Acquisition-Related Intangible Assets	19,993	2,599	6,348	—	28,940
Gains, Losses and Settlements impacting comparability	—	—	(3,113)	3,228	115
Adjusted Operating Income	$119,050	$25,306	$62,140	$(37,194)	$169,302

Operating Income Margin (as reported)	4.08%	2.60%	9.07%		3.55%
Adjusted Operating Income Margin	4.91%	2.90%	9.56%		4.29%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 30, 2022	December 31, 2021
Net Income Attributable to Aramark Stockholders (as reported)	$74,151	$42,611
Adjustment:
Amortization of Acquisition-Related Intangible Assets	28,184	28,940
Effect of Certain Acquisitions	(2,615)	—
Spin-off Related Charges	5,006	—
Gains, Losses and Settlements impacting comparability	11,920	115
Loss on Defined Benefit Pension Plan Termination	—	3,644
Tax Impact of Adjustments to Adjusted Net Income	(8,905)	(16,645)
Adjusted Net Income	$107,741	$58,665
Effect of Currency Translation, net of Tax	7,009	—
Adjusted Net Income (Constant Currency)	$114,750	$58,665

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$74,151	$42,611
Diluted Weighted Average Shares Outstanding	261,414	258,045
	$0.28	$0.17
Earnings Per Share Growth (as reported) $	$0.11
Earnings Per Share Growth (as reported) %	65%

Adjusted Earnings Per Share
Adjusted Net Income	$107,741	$58,665
Diluted Weighted Average Shares Outstanding	261,414	258,045
	$0.41	$0.23
Adjusted Earnings Per Share Growth $	$0.18
Adjusted Earnings Per Share Growth %	78%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$114,750	$58,665
Diluted Weighted Average Shares Outstanding	261,414	258,045
	$0.44	$0.23
Adjusted Earnings Per Share Growth (Constant Currency) $	$0.21
Adjusted Earnings Per Share Growth (Constant Currency) %	91%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	December 30, 2022	December 31, 2021
Net Income Attributable to Aramark Stockholders (as reported)	$226,024	$33,021
Interest and Other Financing Costs, net	381,055	393,974
Provision for Income Taxes	81,588	3,386
Depreciation and Amortization	533,293	547,636
Share-based compensation expense(1)	94,879	77,392
Unusual or non-recurring (gains) and losses(2)(3)	5,207	(77,070)
Pro forma EBITDA for equity method investees(4)	8,342	9,719
Pro forma EBITDA for certain transactions(5)	7,083	7,385
Other(6)(7)	56,623	47,354
Covenant Adjusted EBITDA	$1,394,094	$1,042,797

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$8,158,968	$8,034,444
Less: Cash and cash equivalents and short-term marketable securities(8)	384,151	415,467
Net Debt	$7,774,817	$7,618,977
Covenant Adjusted EBITDA	$1,394,094	$1,042,797
Net Debt/Covenant Adjusted EBITDA	5.6	7.3

(1) Represents share-based compensation expense resulting from the application of accounting for stock options, restricted stock units, performance stock units, deferred stock unit awards and employee stock purchases.

(2) For the twelve months ended December 30, 2022 represents the fiscal 2023 non-cash charge for the impairment of certain assets related to a business held-for-sale ($5.2 million).
(3) For the twelve months ended December 31, 2021 represents the fiscal 2021 non-cash gain from an observable price change on an equity investment ($137.9 million) and the fiscal 2021 non-cash loss from the termination of certain defined benefit pension plans ($60.9 million).

(4) Represents the Company's estimated share of EBITDA, primarily from the Company's AIM Services Co., Ltd. equity method investment, not already reflected in the Company's Net Income Attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(5) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(6) "Other" for the twelve months ended December 30, 2022 includes the reversal of a contingent consideration liability related to an acquisition earn out ($50.7 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($37.2 million), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($23.4 million), non-cash charges for inventory write-downs to net realizable value and fixed asset write-offs related to personal protective equipment ($20.5 million), severance charges ($19.6 million), United States and non-United States governmental labor related tax credits resulting from the COVID-19 pandemic ($16.1 million), charges related to the Company's intention to spin-off the Uniform segment ($14.3 million), compensation expense related to an acquisition earn out contingent on employees staying until the performance period ends ($9.9 million), the favorable impact related to a client contract dispute ($9.6 million), the gain from a funding agreement related to a legal matter ($6.5 million), the impact of hyperinflation in Argentina ($4.6 million), the loss from the change in fair value related to certain gasoline and diesel agreements ($2.7 million), legal settlement charges ($2.7 million), due diligence charges related to acquisitions ($2.1 million) and other miscellaneous expenses.

(7) "Other" for the twelve months ended December 31, 2021 includes non-cash charges for inventory write-downs to net realizable value and for excess inventory related to personal protective equipment ($31.0 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($26.9 million), expenses related to merger and integration related charges ($19.2 million), United States and non-United States governmental labor related tax credits resulting from the COVID-19 pandemic, net of labor charges, incremental expenses and other expenses associated with closed or partially closed client locations ($16.2 million), reversal of severance charges ($12.4 million), the gain from a funding agreement related to a legal matter ($10.0 million), a favorable settlement of a legal matter ($4.7 million), the gain from insurance proceeds received related to property damage from a tornado in Nashville ($3.1 million), expenses related to the impact of the ice storm in Texas ($2.5 million), a non-cash charge related to an environmental matter ($2.5 million), non-cash charges related to information technology assets ($2.2 million), the impact of hyperinflation in Argentina ($1.8 million) and other miscellaneous expenses.

(8) Short-term marketable securities represent held-to-maturity debt securities with original maturities greater than three months, which are maturing within one year and will convert back to cash. Short-term marketable securities are included in "Prepayments and other current assets" on the Condensed Consolidated Balance Sheets.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

Three Months Ended
December 30, 2022
Net cash used in operating activities	$(607,205)

Net purchases of property and equipment and other	(98,493)

Free Cash Flow	$(705,698)

Three Months Ended
December 31, 2021
Net cash used in operating activities	$(503,387)

Net purchases of property and equipment and other	(65,643)

Free Cash Flow	$(569,030)

Three Months Ended
Change
Net cash used in operating activities	$(103,818)

Net purchases of property and equipment and other	(32,850)

Free Cash Flow	$(136,668)